Exhibit 99.1

Year-End 2024 - Earnings Release

FOR IMMEDIATE RELEASE

From: Roger Dick

Uwharrie Capital Corp

704-983-6181

Date: February 21, 2025

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $1.13 billion at December 31, 2024, versus $1.07 billion at December 31, 2023.

Net income for the twelve-month period ended December 31, 2024, was $9.9 million versus $8.6 million for the same period in 2023. For the twelve months ended December 31, 2024, net income available to common shareholders was $9.3 million, or $1.30 per diluted share, compared to $8.0 million, or $1.09 per diluted share, for December 31, 2023. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

The year-over-year improvement in net income as of December 31, 2024 is, in large part, the result of increased net interest margin earned on a substantially larger loan portfolio.

Contact Roger Dick, Chief Executive Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.